Exhibit 99.1

Contact:
Media: Laurine Jue (509) 495-2510 laurine.jue@avistacorp.com
Investors: John Wilcox (509) 495-4171 john.wilcox@avistacorp.com
Avista 24/7 Media Access (509) 495-4174

Avista Corp. Reports Financial Results for Second Quarter and Year-to-Date 2019, and Raises 2019 Earnings Guidance

SPOKANE, Wash. – Aug. 7, 2019, 4:05 a.m. PDT: Avista Corp. (NYSE: AVA) today reported net income attributable to Avista Corp. shareholders of $25.3 million, or $0.38 per diluted share for the second quarter of 2019, compared to $25.6 million, or $0.39 per diluted share for the second quarter of 2018. For the six months ended June 30, 2019, net income attributable to Avista Corp. shareholders was $141.1 million, or $2.14 per diluted share, compared to $80.5 million, or $1.22 per diluted share for the six months ended June 30, 2018.
"We had a strong second quarter as our earnings benefited from lower operating costs and better than expected customer growth. These increases were partially offset by a $7 million donation commitment we made to fund initiatives to strengthen our local communities,” said Scott Morris, chairman and chief executive officer of Avista Corp.
"With regards to regulatory matters, in July we were able to reach a settlement in principle for the remaining issues to our natural gas general rate case in Oregon and we expect to file this agreement in August. In June, we filed an electric general rate case in Idaho and we continue to work through the regulatory process in Washington. We expect these cases to provide rate relief in early 2020 and begin reducing the regulatory lag that we have been experiencing.
"AEL&P was slightly above our expectations and is expected to meet our full year guidance.
"At our other businesses, we completed the sale of our subsidiary METALfx in the second quarter, which resulted in a gain, and we also had earnings from some of our other investments.
“For the full year of 2019, we are raising our earnings guidance by $0.05 per diluted share to a consolidated range of $2.83 to $3.03 per diluted share, which includes $1.01 per diluted share for the termination fee received from Hydro One in the first quarter, which was partially offset by the payment of remaining transaction costs. We are raising earnings guidance due to the gain on the sale of METALfx and earnings from investments at our other businesses,” Morris said.

Summary Results: Avista Corp.’s results for the second quarter of 2019 and the six months ended June 30, 2019, (year-to-date) as compared to the respective periods in 2018 are presented in the table below (dollars in thousands, except per-share data):

	Second Quarter		Year-to-Date
	2019	2018	2019	2018
Net Income (Loss) by Business Segment:
Avista Utilities	$21,219	$24,252	$133,120	$79,792
AEL&P	1,076	1,282	4,628	5,054
Other	3,024	43	3,365	(4,379)
Total net income attributable to Avista Corp. shareholders	$25,319	$25,577	$141,113	$80,467

Earnings (Loss) per Diluted Share by Business Segment:
Avista Utilities	$0.32	$0.37	$2.02	$1.21
AEL&P	0.02	0.02	0.07	0.08
Other	0.04	—	0.05	(0.07)
Total earnings per diluted share attributable to Avista Corp. shareholders	$0.38	$0.39	$2.14	$1.22

Analysis of 2019 Consolidated Earnings

The table below presents the change in net income attributable to Avista Corp. shareholders and diluted earnings per share for the second quarter of 2019 and the six months ended June 30, 2019 as compared to the same periods in 2018, as well as the various factors, shown on an after-tax basis, that caused such change (dollars in thousands, except per-share data):

	Second Quarter		Year-to-Date
	Net Income (a)	Earnings per Share	Net Income (a)	Earnings per Share
2018 consolidated earnings	$25,577	$0.39	$80,467	$1.22

Changes in net income and diluted earnings per share:
Avista Utilities
Electric utility margin (including intracompany) (b)	3,259	0.05	2,489	0.04
Natural gas utility margin (including intracompany) (c)	(1,641)	(0.02)	592	—
Other operating expenses (d)	(5,175)	(0.08)	(10,140)	(0.14)
Merger transaction costs (e)	829	0.01	(11,888)	(0.18)
Depreciation and amortization (f)	(6,835)	(0.10)	(9,329)	(0.14)
Interest expense	86	—	(144)	—
Merger termination fee (g)	—	—	79,254	1.20
Other (h)	1,311	0.02	212	—
Effective income tax rate (i)	5,133	0.07	2,282	0.03
Total Avista Utilities	(3,033)	(0.05)	53,328	0.81

AEL&P earnings	(206)	—	(426)	(0.01)
Other businesses earnings (j)	2,981	0.04	7,744	0.12

2019 consolidated earnings	$25,319	$0.38	$141,113	$2.14

(a)	The tax impact of each line item was calculated using Avista Corp.'s statutory tax rate (federal and state combined) of 23.05 percent.

(b)	Electric utility margin (operating revenues less resource costs) increased for the second quarter, and year-to-date 2019, and was impacted primarily by the following:

•
A decrease in net power supply costs in the second quarter of 2019 due to lower purchased power prices and natural gas fuel prices. In the second quarter of 2019 we recognized a pre-tax benefit of $6.0 million compared to a benefit of $1.0 million for the second quarter of 2018. For the six months ended June 30, 2019, we recognized a pre-tax benefit of $3.5 million under the ERM compared to a benefit of $5.8 million for the six months ended June 30, 2018. For the full year of 2019, we expect to be in a benefit position under the ERM within the 75 percent customer/25 percent Company sharing band.

•	General rate increases in Washington (effective May 1, 2018) and Idaho (effective January 1, 2019); and

•	Customer growth, which contributed additional retail electric revenue in the second quarter and year-to-date 2019.

(c)	Natural gas utility margin (operating revenues less resource costs) decreased for the second quarter of 2019 but increased for the year-to-date 2019 and was impacted primarily by the following:

•	General rate increases in Washington (effective May 1, 2018) and Idaho (effective January 1, 2019); and

•	Customer growth, which contributed additional retail natural gas revenue in the second quarter and year-to-date 2019.

•
In the second quarter of 2018, natural gas utility margin benefited from the implementation of new base rates in Washington (effective May 1, 2018) and in Idaho (effective June 1, 2018) to reflect the lower 21 percent corporate tax rate. The second quarter of 2018 included a true-up of estimates related to these base rate changes which positively impacted utility margin.

(d)
Other operating expenses increased for the second quarter and year-to-date 2019 as a result of a $7.0 million donation commitment we made to fund initiatives to strengthen our local communities. Also, there was an increase in generation, transmission and distribution operating and maintenance costs. These were partially offset by a reduction in bad debt expense.

(e)
Merger transaction costs were less than $0.1 million pre-tax for the second quarter of 2019, compared to $1.0 million pre-tax for the second quarter of 2018. For the six months ended June 30, 2019, merger transaction costs, most of which were paid in the first quarter, were $19.7 million pre-tax, compared to $1.7 million pre-tax for the six months ended June 30, 2018. The merger transaction costs increased for the six months ended June 30, 2019, because 2018 costs consisted primarily of employee time incurred directly related to the transaction, whereas 2019 costs included consulting, banking fees, and legal fees in addition to employee time. None of the acquisition costs are being passed through to customers.

(f)
Depreciation and amortization increased from additions to utility plant. Also, in the second quarter 2019 we were able to utilize approximately $6.4 million ($5.1 million when tax-effected) of electric tax benefits to offset costs associated with accelerating the depreciation of Colstrip Units 3 & 4 based on a settlement in Idaho. This amount was recorded as a one-time charge to depreciation expense in the second quarter of 2019 and was partially offset with an amount included in income tax expense.

(g)
As a result of the termination of the proposed merger, Hydro One paid Avista Corp. a $103 million termination fee in January 2019. The termination fee was used for reimbursing our transaction costs incurred from 2017 to 2019. These costs, including income taxes, totaled approximately $51 million. The balance of the termination fee was used for general corporate purposes and reduced our need for external financing.

(h)	Other for the second quarter and year-to-date 2019 were increases to earnings primarily due to a decrease in property taxes.

(i)
Our effective tax rate was negative 7.5 percent for the second quarter of 2019, compared to 16.9 percent for the second quarter of 2018. For the year-to-date 2019 our effective tax rate was 16.7 percent for 2019, compared to 16.5 percent for 2018. Our income taxes decreased in the second quarter of 2019 primarily due to the settlement agreement in Idaho related to Colstrip depreciation and the usage of electric tax benefits to offset the accelerated depreciation. We expect our full year 2019 effective tax rate to be approximately 15 percent to 16 percent.

(j)
The increase in earnings at our other businesses was primarily related to a gain on the sale of METALfx during the second quarter of 2019 and earnings from our other investments. Included in 2018 results was an impairment of an investment and additional charges associated with a renovation which contributed to the increase in earnings in 2019.

Non-Generally Accepted Accounting Principles (Non-GAAP) Financial Measures
The tables above and below include electric utility margin and natural gas utility margin, two financial measures that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company's financial performance, financial position or cash flows that excludes (or includes) amounts that are included (or excluded) in the most directly comparable measure calculated and presented in accordance with GAAP, which for utility margin is utility operating revenues.
The presentation of electric utility margin and natural gas utility margin is intended to enhance the understanding of operating performance. We use these measures internally and believe they provide useful information to investors in their analysis of how changes in loads (due to weather, economic or other conditions), rates, supply costs and other factors impact our results of operations. Changes in loads, as well as power and natural gas supply costs, are generally deferred and recovered from customers through regulatory accounting mechanisms. Accordingly, the analysis of utility margin generally excludes most of the change in revenue resulting from these regulatory mechanisms. We present electric and natural gas utility margin separately below for Avista Utilities since each business has different cost sources, cost recovery mechanisms and jurisdictions, so we believe that separate analysis is beneficial. These measures are not intended to replace utility operating revenues as determined in accordance with GAAP as an indicator of operating performance. Reconciliations of operating revenues to utility margin are set forth below.

The following table presents Avista Utilities' operating revenues, resource costs and resulting utility margin (pre-tax and after-tax) for the three and six months ended June 30 (dollars in thousands):

	Operating Revenues	Resource Costs	Utility Margin (Pre-Tax)	Income Taxes (a)	Utility Margin (Net of Tax)
For the three months ended June 30, 2019:
Electric	$229,591	$65,564	$164,027	$37,808	$126,219
Natural Gas	72,766	35,491	37,275	8,592	28,683
Less: Intracompany	(12,549)	(12,549)	—	—	—
Total	$289,808	$88,506	$201,302	$46,400	$154,902
For the three months ended June 30, 2018:
Electric	$235,558	$75,766	$159,792	$36,832	$122,960
Natural Gas	75,946	36,538	39,408	9,084	30,324
Less: Intracompany	(9,282)	(9,282)	—	—	—
Total	$302,222	$103,022	$199,200	$45,916	$153,284
For the six months ended June 30, 2019:
Electric	$486,058	$159,445	$326,613	$75,284	$251,329
Natural Gas	237,443	123,764	113,679	26,203	87,476
Less: Intracompany	(55,991)	(55,991)	—	—	—
Total	$667,510	$227,218	$440,292	$101,487	$338,805
For the six months ended June 30, 2018:
Electric	$498,035	$174,656	$323,379	$74,539	$248,840
Natural Gas	219,394	106,484	112,910	26,026	86,884
Less: Intracompany	(26,453)	(26,453)	—	—	—
Total	$690,976	$254,687	$436,289	$100,565	$335,724

(a)	Income taxes for 2018 and 2019 were calculated using Avista Corp.'s statutory tax rate (federal and state combined) of 23.05 percent.

Liquidity and Capital Resources

Liquidity
We have a $400.0 million committed line of credit that expires in April 2021. As of June 30, 2019, we had $212.4 million of available liquidity under this line of credit. AEL&P also has $25.0 million of available liquidity under its committed line of credit that expires in November 2019.
In 2019, we expect to issue approximately $180 million of long-term debt and up to $65 million of equity in order to refinance maturing long-term debt, fund planned capital expenditures and maintain an appropriate capital structure. This represents an increase from our previous estimates primarily due to the increase in utility capital expenditures.
Capital Expenditures and Other Investments
Avista Utilities' capital expenditures were $196 million for the six months ended June 30, 2019, and we expect Avista Utilities' capital expenditures to total about $435 million in 2019. This represents an increase from our previous estimate of $405 million and is primarily related to increases in capital expenditures for renewable integration and customer growth. We expect AEL&P's capital expenditures to total about $9 million in 2019.

In addition, we expect to invest about $20 million at our other businesses in 2019 primarily related to non-regulated investment opportunities and economic development projects in our service territory.

2019 Earnings Guidance and Outlook
Avista Corp. is raising its 2019 guidance for consolidated earnings by $0.05 per diluted share to be in the range of $2.83 to $3.03 per diluted share, which includes $1.01 per diluted share for the termination fee received from Hydro One and the payment of remaining transaction costs. We are raising earnings guidance due to the gain on the sale of METALfx and earnings from investments at our other businesses.
We expect to experience regulatory lag during the period 2019 through 2021. On April 30, 2019, we filed general rates cases in Washington that are two-year rate plans. We also filed a general rate case in Oregon in March and an electric general rate case in Idaho in June. We expect these cases to provide rate relief in early 2020 and begin reducing the regulatory lag that we have been experiencing. Going forward, we will continue to strive to reduce the regulatory timing lag and more closely align our earned returns with those authorized by 2022. To achieve this, we anticipate an annual earnings growth rate of 9 percent to 10 percent from 2020 to 2022 with a return to our normal 4 percent to 5 percent growth rate following 2022. The earnings growth rates are based on the mid-point of our original 2019 earnings guidance as the starting point and exclude the $1.01 per diluted share related to the Hydro One transaction. These growth rates also assume timely and appropriate rate relief in our jurisdictions.
Our 2019 earnings guidance range reflects unrecovered structural costs estimated to reduce the return on equity by approximately 90 basis points. In addition, our 2019 guidance range reflects regulatory timing lag estimated to reduce the return on equity by approximately 105 basis points. This results in an expected return on equity for Avista Utilities of approximately 7.5 percent in 2019.
We expect Avista Utilities to contribute in the range of $2.72 to $2.86 per diluted share for 2019. This includes $1.01 per diluted share for the termination fee received from Hydro One, partially offset by the payment of remaining transaction costs. The midpoint of our Avista Utilities' guidance range does not include any expense or benefit under the ERM. Our current expectation for the ERM is a benefit position within the 75 percent customer/25 percent Company sharing band, which is expected to add approximately $0.05 per diluted share. Our outlook for Avista Utilities assumes, among other variables, normal precipitation, temperatures and below normal hydroelectric generation for the remainder of the year.
For 2019, we expect AEL&P to contribute in the range of $0.09 to $0.13 per diluted share. Our outlook for AEL&P assumes, among other variables, normal precipitation and hydroelectric generation for the remainder of the year.
We expect the other businesses to contribute earnings in the range of $0.02 to $0.04 per diluted share, an increase of $0.05 per diluted share from our previous guidance. The increase in this range is due to the gain on the sale of METALfx and other investment gains.
Our guidance generally includes only normal operating conditions and does not include unusual items such as settlement transactions or acquisitions/dispositions until the effects are known and certain.

NOTE: We will host a conference call with financial analysts and investors on Aug. 7, 2019, at 10:30 a.m. EDT to discuss this news release. The call will be available at (888) 771-4371, Confirmation number: 48814295#. A simultaneous webcast of the call will be available on our website, www.avistacorp.com. A replay of the conference call will be available through Aug. 14, 2019. Call (888) 843-7419, confirmation number 48814295#, to listen to the replay.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is our operating division that provides electric service to 389,000 customers and natural gas to 357,000 customers. Our service territory covers 30,000 square miles in eastern Washington, northern Idaho and parts of southern and eastern Oregon, with a population of 1.7 million. AERC is an Avista subsidiary that, through its subsidiary AEL&P, provides retail electric service to 16,000 customers in the city and borough of Juneau, Alaska. Our stock is traded under the ticker symbol “AVA”. For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

This news release contains forward-looking statements, including statements regarding our current expectations for future financial performance and cash flows, capital expenditures, financing plans, our current plans or objectives for future operations and other factors, which may affect the company in the future. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond our control and many of which could have significant impact on our operations, results of operations, financial condition or cash flows and could cause actual results to differ materially from those anticipated in such statements.

The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: weather conditions, which affect both energy demand and electric generating capability, including the impact of precipitation and temperature on hydroelectric resources, the impact of wind patterns on wind-generated power, weather-sensitive customer demand, and similar impacts on supply and demand in the wholesale energy markets; our ability to obtain financing through the issuance of debt and/or equity securities, which can be affected by various factors including our credit ratings, interest rates, other capital market conditions and global economic conditions; changes in interest rates that affect borrowing costs, our ability to effectively hedge interest rates for anticipated debt issuances, variable interest rate borrowing and the extent to which we recover interest costs through retail rates collected from customers; changes in actuarial assumptions, interest rates and the actual return on plan assets for our pension and other postretirement benefit plans, which can affect future funding obligations, pension and other postretirement benefit expense and the related liabilities; deterioration in the creditworthiness of our customers; the outcome of legal proceedings and other contingencies; economic conditions in our service areas, including the economy's effects on customer demand for utility services; declining energy demand related to customer energy efficiency, conservation measures and/or increased distributed generation; changes in the long-term climate and weather may materially affect, among other things, customer demand, the volume and timing of streamflows required for hydroelectric generation, costs of generation, transmission and distribution. Increased or new risks may arise from severe weather or natural disasters, including wildfires; industry and geographic concentrations which may increase our exposure to credit risks due to counterparties, suppliers and customers being similarly affected by changing conditions; state and federal regulatory decisions or related judicial decisions that affect our ability to recover costs and earn a reasonable return including, but not limited to, disallowance or delay in the recovery of capital investments, operating costs, commodity costs, interest rate swap derivatives, the ordering of refunds to customers and discretion over allowed return on investment; the loss of regulatory accounting treatment, which could require the write-off of regulatory assets and the loss of regulatory deferral and recovery mechanisms; volatility and illiquidity in wholesale energy markets, including exchanges, the availability of willing buyers and sellers, changes in wholesale energy prices that can affect operating income, cash requirements to purchase electricity and natural gas, value received for wholesale sales, collateral required of us by individual counterparties and/or exchanges in wholesale energy transactions and credit risk to us from such transactions, and the market value of derivative assets and liabilities; default or nonperformance on the part of any parties from whom we purchase and/or sell capacity or energy; potential environmental regulations or lawsuits affecting our ability to utilize or resulting in the obsolescence of our power supply resources; explosions, fires, accidents, pipeline ruptures or other incidents that may limit energy supply to our facilities or our surrounding territory, which could result in a shortage of commodities in the market that could increase the cost of replacement commodities from other sources; severe weather or natural disasters, including, but not limited to, avalanches, wind storms, wildfires, earthquakes, snow and ice storms, that can disrupt energy generation, transmission and distribution, as well as the availability and costs of fuel, materials, equipment, supplies and support services; explosions, fires, accidents, mechanical breakdowns or other incidents that may impair assets and may disrupt operations of any of our generation facilities, transmission, and electric and natural gas distribution systems or other operations and may require us to purchase replacement power; explosions, fires, accidents or other incidents arising from or allegedly arising from our operations that may cause wildfires, injuries to the public or property damage; blackouts or disruptions of interconnected transmission systems (the regional power grid); terrorist attacks, cyberattacks or other malicious acts that may disrupt or cause damage to our utility assets or to the national or regional economy in general, including any effects of terrorism, cyberattacks or vandalism that damage or disrupt information technology systems; work force issues, including changes in collective bargaining unit agreements, strikes, work stoppages, the loss of key executives, availability of workers in a variety of skill areas, and our ability to recruit and retain employees; increasing costs of insurance, more restrictive coverage terms and our ability to obtain insurance; delays or changes in construction costs, and/or our ability to obtain required permits and materials for present or prospective facilities; increasing health care costs and cost of health insurance provided to our employees and retirees; third party construction of buildings, billboard signs, towers or other structures within our rights of way, or placement of fuel containers within close proximity to our transformers or other equipment, including overbuild atop natural gas distribution lines; the loss of key suppliers for materials or services or other disruptions to the supply chain; adverse impacts to our Alaska electric utility that could result from an extended outage of its hydroelectric generating resources or their inability to deliver energy, due to their lack of interconnectivity to any other electrical grids and the cost of replacement power (diesel); changing river regulation or operations at hydroelectric facilities not owned by us, which could impact our hydroelectric facilities downstream; change in the use, availability or abundancy of water resources and/or rights needed for operation of our hydroelectric facilities; changes in laws, regulations, decisions and policies at the federal, state or local levels, which could materially impact both our electric and gas operations and costs of operations; the ability to comply with the terms of the licenses and permits for our hydroelectric or thermal generating facilities at cost-effective levels; cyberattacks on the operating systems that are used in the operation of our electric generation, transmission and distribution facilities and our natural gas distribution facilities, and cyberattacks on such systems of other energy companies with which we are interconnected, which could damage or destroy facilities or systems or disrupt operations for extended periods of  time and result in the incurrence of liabilities and costs; cyberattacks on the administrative systems that are used in the administration of our business, including customer billing and customer service, accounting, communications, compliance and other administrative functions, and cyberattacks on such systems of our vendors and other companies with which we do business, which could result in the disruption of business operations, the release of private information and the incurrence of liabilities and costs; changes in costs that impede our ability to effectively implement new information technology systems or to operate and maintain current production technology; changes in technologies, possibly making some of the current technology we utilize obsolete or introducing new cyber security risks; insufficient technology skills, which could lead to the inability to develop, modify or maintain our information systems; growth or decline of our customer base and the extent to which new uses for our services may materialize or existing uses may decline, including, but not limited to, the effect of the trend toward distributed generation at customer sites; the potential effects of negative publicity regarding our business practices, whether true or not, which could hurt our reputation and result in litigation or a decline in our common stock price; changes in our strategic business plans, which may be affected by any or all of the foregoing, including the entry into new businesses and/or the exit from existing businesses and the extent of our business development efforts where potential future business is uncertain; entering into or growth of non-regulated activities may increase earnings volatility; potential legal proceedings arising from the termination of the proposed acquisition of the Company by Hydro One; changes in environmental laws, regulations, decisions and policies, including present and potential environmental remediation costs and our compliance with these matters; the potential effects of initiatives, legislation or administrative rulemaking at the federal, state or local levels, including possible effects on our generating resources or restrictions on greenhouse gas emissions to mitigate concerns over global climate changes; political pressures or regulatory practices that could constrain or place additional cost burdens on our distribution systems through accelerated adoption of distributed generation or electric-powered transportation or on our energy supply sources, such as campaigns to halt coal-fired power generation and opposition to other thermal generation, wind turbines or hydroelectric facilities; wholesale and retail competition including alternative energy sources, growth in customer-owned power resource technologies that displace utility-supplied energy or that may be sold back to the utility, and alternative energy suppliers and delivery arrangements; failure to identify changes in legislation, taxation and regulatory issues that are detrimental or beneficial to our overall business; policy and/or legislative changes in various regulated areas, including, but not limited to, environmental regulation, healthcare regulations and import/export regulations; and the risk of municipalization in any of our service territories.

For a further discussion of these factors and other important factors, please refer to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019. The forward-looking statements contained in this news release speak only as of the date hereof. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New risks, uncertainties and other factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on our business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

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Issued by: Avista Corporation